Exhibit 8.1
September 21, 2015

Premier Valley Bank
255 East River Circle, Suite 180
Fresno, CA 93706-4407
Attention: J. Mike McGowan, President and Chief Executive Officer

Ladies and Gentlemen:
This opinion is being delivered to you in connection with the Agreement and Plan of Merger, dated as of May 28, 2015 (the “Merger Agreement”), by and among Premier Valley Bank, a California corporation (“PVB”), Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), and PV Acquisition Bank, a California corporation and a wholly-owned subsidiary of Heartland (the “Acquiror”). Pursuant to the Merger Agreement, PVB will merge with and into Acquiror, with the Acquiror surviving the merger (the “Merger”). Capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to PVB in connection with the Merger. As such, and for purposes of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

1.    The Merger Agreement;
2.    Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”), including the proxy statement/prospectus forming part thereof, filed with the Securities and Exchange Commission on or about the date hereof, in connection with the Merger;
3.    Those certain tax representation letters dated August 24, 2015 delivered to us by Heartland (the “Heartland Tax Representation Letter”) and by PVB (the “PVB Tax Representation Letter,” and, together with the Heartland Tax Representation Letter, the “Tax Representation Letters”);
4.    In accordance with paragraph 5 of the PVB Tax Representation Letter, the aggregate fair market value of whole shares of Heartland Stock received by holders of PVB Stock in the Merger will be no less than forty percent (40%) of the fair market value of the total consideration received by all holders of PVB Stock in the Merger (including amounts that may be payable to holders of PVB Stock who exercise dissenters rights and cash paid in lieu of a fractional share of Heartland Stock), determined by reference to the fair market value of Heartland Stock at the Effective Time; otherwise, PVB will terminate the Merger and the Merger Agreement pursuant to its terms, which termination Heartland will not resist or contest; and
5.    Such other instruments and documents related to the information, organization and operation of Heartland and PVB and to the consummation of the Merger, and the other transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate.
In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:
(a)    Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b)    All representations, warranties and statements made or agreed to by PVB and Heartland and their management employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;
(c)    All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;
(d)    The Merger will be consummated in accordance with the Merger Agreement without any waiver or breach of any material provision thereof (except for waivers not affecting the structure of the Merger or the consideration to be paid in connection therewith), and the Merger will be effective under applicable state law; and
(e)    Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification.
Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement under the caption “The Merger - Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that, for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that the U.S. federal income tax consequences of the Merger to PVB, Heartland and the holders of PVB stock will be as described in the Registration Statement under the caption “The Merger - Material U. S. Federal Income Tax Consequences of the Merger.”
This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement, and does not address the federal tax consequences of any transaction other than the Merger as described in the Merger Agreement.
No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.
This opinion is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The opinion expressed herein is based upon laws, judicial decisions and administrative regulations, rulings and practice, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. New developments in any such administrative matters, court decisions, legislative changes, or changes in the facts, assumptions or other information upon which our opinion is based may have an adverse effect on the legal or tax consequences described herein, and we do not accept any responsibility for updating or revising our opinion in consequence of any such new development or changes. In addition, our opinion is based upon facts and circumstances as they exist as of the date hereof, and any change in the facts as set forth herein could affect the opinion expressed herein, perhaps adversely. We assume no obligation to update or supplement our opinion to reflect any change in facts or circumstances which may hereafter come to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion has been prepared in connection with the Merger and the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

Very truly yours,

/s/ Sheppard, Mullin, Richter & Hampton LLP
for SHEPPARD, MULLIN, RICHTER & HAMPTON LLP